Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Shareholders of Global Income & Currency Fund Inc., Nuveen Global Government Enhanced Income Fund, and Nuveen Multi-Currency Short-Term Government Income Fund which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

September 27, 2012